SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14A
                                (Rule 14a-101)

                           INFORMATION REQUIRED IN
                               PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               NEWCOR, INC.
               (Name of Registrant as Specified In Its Charter)

                       ____________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    (1) Title of each class of securities to which transaction applies:
        ______________________________________________________________________
    (2) Aggregate number of securities to which transaction applies:
        ______________________________________________________________________
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ______________________________________________________________________
    (4) Proposed maximum aggregate value of transaction:
        ______________________________________________________________________
    (5) Total fee paid:
        ______________________________________________________________________
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1) Amount Previously Paid: _______________________________________________
    2) Form, Schedule or Registration Statement No.: _________________________
    3) Filing Party: _________________________________________________________
    4) Date Filed: ___________________________________________________________



                                  NEWCOR, INC.
                          1825 S. Woodward, Suite 240
                       Bloomfield Hills, Michigan 48302

                                ------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 May 3, 2000

To the Shareholders of
   NEWCOR, INC.

      Notice is hereby given that the Annual Meeting of Shareholders of Newcor, Inc. will be held at the Michigan State University Management Education Center, 811 W. Square Lake Road, Troy, Michigan, on Wednesday, May 3, 2000, at nine thirty o'clock in the morning, for the following purposes:

      1. To elect three Directors to serve until the 2003 Annual Meeting of Shareholders or until their successors have been duly elected and qualified.

      2. To transact such other business as may properly come before the meeting, or any adjournment thereof.

      The close of business on March 9, 2000 has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

      You are cordially invited to attend the meeting in person. If you do not expect to be present, please mark, sign and date the enclosed proxy and mail it in the return envelope, which requires no postage if mailed in the United States. It will assist us in preparing for the meeting if shareholders will return their signed proxies promptly regardless of whether they expect to attend in person and whether they own few or many shares. The proxy may be withdrawn at any time prior to being voted.

                                          By Order of the Board of Directors

                                          /s/ Thomas D. Parker
                                          Thomas D. Parker, Secretary

Bloomfield Hills, Michigan
March 29, 2000


                                  NEWCOR, INC.
                          1825 S. Woodward, Suite 240
                       Bloomfield Hills, Michigan 48302

                               PROXY STATEMENT

                        Annual Meeting of Shareholders
                           to be held on May 3, 2000

      This Proxy Statement is furnished to the holders of Newcor, Inc. common stock in connection with the solicitation of proxies by Newcor's Board of Directors for the annual meeting of shareholders to be held May 3, 2000 at 9:30 a.m., local time, at the Michigan State University Management Education Center, 811 W. Square Lake Road, Troy, Michigan. This Proxy Statement and the accompanying notice of the meeting, proxy card, and annual report to shareholders will first be sent or given to shareholders on March 29, 2000.

      The record date for the annual meeting (or any adjournments thereof) is the close of business on March 9, 2000. On the record date, 4,910,987 shares of Newcor common stock were outstanding and entitled to vote. Each of those shares is entitled to one vote on each matter presented at the meeting. The only persons entitled to notice of and to vote at the meeting are the persons who were record holders of those shares on the record date.

      Management is not aware of any business that may be presented for action at the annual meeting other than the election of directors and matters incident to the conduct of the meeting. If any other business should properly come before the meeting, the persons named in the enclosed proxy card will vote the shares for which they hold proxies in accordance with their judgment. Matters incident to the conduct of the meeting also may be voted upon by the proxy holders in accordance with their judgment.

      In addition to solicitation by mail, this proxy solicitation may be conducted by telephone, electronic media, or in person by Newcor personnel (who will not receive any separate compensation for such activities). Newcor will pay the costs of this proxy solicitation and also will reimburse banks or brokers holding shares in the names of nominees for their reasonable out-of-pocket expense of sending soliciting material to the beneficial owners of the shares and obtaining their proxies.

                            PRINCIPAL SHAREHOLDERS

      The table below identifies each person known to Newcor that is or may be a beneficial owner (within the meaning of SEC Rule 13d-3) of over 5% of Newcor's common stock. Percentages are as of the record date for the annual meeting. Additional information concerning the table is provided after the table.

EXX Inc.                            -- 676,200 shares   13.77%
1350 East Flamingo Road, Ste. 689
Las Vegas, NV 89119

Dimensional Fund Advisors Inc.      -- 431,817 shares    8.79%
1299 Ocean Avenue
Santa Monica, California 90401

Shirley E. Gofrank                  -- 284,042 shares    5.78%
3001 W. Big Beaver
Troy, MI 48084

Catherine A. Gofrank                -- 283,375 shares    5.77%
26555 Evergreen Rd.
Southfield, MI 48076-4285

      The information about EXX Inc. is based on its Schedule 13D as amended through December 17, 1999. Holdings reported in that schedule are as of December 20, 1999. According to the schedule, EXX may be deemed to be the beneficial owner of 652,200 shares. The controlling shareholder of EXX may be deemed to share indirect beneficial ownership of the shares reported by EXX. The controlling shareholder disclaims all

                                      1



such beneficial ownership to such shares owned by EXX. The controlling shareholder owns 24,000 shares in his own name. EXX and the controlling shareholder may be deemed to have shared voting and dispositive power with respect to 652,200 shares and the controlling shareholder has sole voting and dispositive power with respect to 24,000 shares.

      The information about Dimensional Fund Advisors Inc. is based on its
Schedule 13G, as amended through December 31, 1999. Holdings reported in that schedule are as of February 11, 2000. According to the schedule, Dimensional is a registered investment adviser and an investment manager, the shares reported for it are held in portfolios of mutual funds and other investment vehicles it advises or manages, and it has sole voting and dispositive power over all of those shares in those capacities. It has disclaimed beneficial ownership of any of the shares.

      The information about Shirley Gofrank is based on her July 10, 1996
Schedule 13D and updating information she recently provided to Newcor in her capacity as a Newcor director. The shares reported for her include 46,409 shares over which she has sole voting and dispositive power, 2,587 shares subject to options currently exercisable or that will become exercisable within 60 days, and 235,046 shares over which she shares voting and dispositive power with her sister, Catherine A. Gofrank, in their capacities as successor co-trustees of a trust established by their father during his lifetime. The shares reported for Shirley Gofrank do not include 381 shares owned by her husband, over which she has no voting or dispositive power.

      The information about Catherine Gofrank is based on her July 8, 1996
Schedule 13D and the supplementary information provided by her sister, Shirley, concerning her holdings as a co-trustee of the trust referred to above. Based on this information and her Schedule 13D, Catherine Gofrank has sole voting and dispositive power over 48,329 of the shares reported for her, and she and her sister share voting and dispositive power over the rest of the reported shares.

                            ELECTION OF DIRECTORS

Nominees and Voting Process

      The directors on Newcor's Board are divided into three classes. Each director serves for a three-year term or until his or her successor is elected and qualified, but the terms of office of directors in the three classes are staggered so that at each annual meeting the terms of the directors in a different class are scheduled to expire. Kurt Tech, who was a member of the class whose term is to expire in 2000, retired from the Board of Directors on December 31, 1999. James D. Cirar was duly elected by the Board of Directors to fill the unexpired term of Mr. Tech in the class of 2000. The terms of the three current directors serving in the class of 2000 are scheduled to expire, and are nominated for election, for terms scheduled to expire in 2003.

      Assuming the presence of a quorum, directors will be elected at the annual meeting, from among all persons duly nominated, by a plurality of the votes actually cast by holders of Newcor common stock present in person or by proxy and entitled to vote at the meeting. Thus, the nominees who receive the highest, second, and third-highest numbers of votes for their election as directors will be elected, regardless of the number of votes that for any reason, including abstention, broker non-vote, or withholding of authority to vote, are not cast for the election of those nominees.

      The Board's nominees for election to the 2003 class are the three incumbent directors whose current terms are ending, James D. Cirar, Jack R. Lousma, and Richard A. Smith. If a proxy in the form enclosed is properly signed and returned in time for the vote and no instruction to the contrary is given on the proxy card, the shares covered by that proxy will be voted FOR the election of those nominees (or if any of them should become unable to serve, which is not expected, for a substitute nominated by the Board).

Share Ownership and Other Information
   about Directors and Executive Officers

      The table that follows provides biographical information and information about the beneficial ownership of Newcor common stock on the record date for the annual meeting for each of the Board's director-nominees, each other current Newcor director, and each current Newcor executive officer who is not also a director, in

                                      2



each case based on data he or she has provided. It also provides record date share ownership information for all directors and current executive officers as a group.

      For purposes of this table, if no starting date for an employment position shown for an individual is given, he or she has held that position for at least five years. The director positions listed are current positions only. Additional information concerning items in the table is provided after the table.

                   Nominees for Terms Expiring in 2003
                   -----------------------------------
                                               Shares Owned   Percentage
                                               ------------   ----------
James D. Cirar (age 53; director since 2000)

Mr. Cirar has been President, CEO and
Principal of the Gunite Corporation, a
supplier to the medium and heavy duty
truck industry, since 2000. In 1999, he
served as Managing Director of TMB
Industries, a leverage buyout firm in
Chicago, Illinois. He is a Director and
Principal of Johnstown America Corp.,
which he had previously served as
President and CEO from 1995-1998. He is a
member of the Executive and
Compensation/Stock Option Committees of
Newcor's Board..............................       3,827          .08%

Jack R. Lousma (age 63; director since 1991)

Mr. Lousma has been President and CEO of
Diamond General Development Corp., a
developer and manufacturer of products for
the dental industry, since November 1998 and
previously held other Diamond General
management positions, including President
and COO from 1996 until becoming CEO. Mr.
Lousma also is President of Michigan
Columbia Corp. (aerospace engineering and
consulting) and a director of Republic Bank.
He serves on the Compensation/Stock Option
Committee and the Audit Committee of
Newcor's Board. ............................      18,269          .37%

Richard A. Smith (age 60; director since 1987)

Prior to his retirement in March 1995, Mr.
Smith was President and CEO of Newcor. He is
a director of Kettering University (formerly
GMI Engineering and Management Institute).
He serves on the Board's Executive, Audit
and Compensation/Stock Option Committees....      74,497         1.52%

                     Directors Whose Terms Expire in 2001
                     ------------------------------------
                                               Shares Owned   Percentage
                                               ------------   ----------

Shirley E. Gofrank (age 51; director since 1995)

Ms. Gofrank is President and Managing
Director of Gofrank & Mattina, P.C., a
public accounting firm. She is a member of
the Board's Audit and Finance
Committees..................................     284,042         5.78%

Keith F. Hale (age 59; director since 1998)

Mr. Hale has been Newcor's President and
CEO since November 1998. Before Newcor's
acquisition of the companies now comprising
its Deco operations, Mr. Hale was Vice
President and General Manager of those
companies. From the March 1998 acquisition
of the Deco companies until early July
1998, he continued with Newcor as Executive
Vice President and General Manager of the
Deco Group. Mr. Hale is a member of the
Board's Executive Committee.................      53,332         1.08%



W. John Weinhardt (age 49; director since 1995)

Mr. Weinhardt is President and COO of
Digitron Packaging, Inc., an automotive
packaging supply company, since October
1999. Mr. Weinhardt was Newcor's President
and CEO from March 1995 to November 1998....      17,989          .37%

                                      3



                     Directors Whose Terms Expire in 2002
                     ------------------------------------
                                               Shares Owned   Percentage
                                               ------------   ----------
Jerry D. Campbell (age 59; director since 1987)

Mr. Campbell is Chairman of Republic
Bancorp, Inc. He is a director of
Professionals Insurance Company Group,
Chairman and a director of Great Lakes
Downs, Inc., a thoroughbred horse racing
facility, and Chairman of the Board of
Trustees of Central Michigan University,
Mt. Pleasant, Michigan. Mr. Campbell serves
on the Finance Committee and the
Compensation/Stock Option Committee of
Newcor's Board..............................     198,994         4.05%

William A. Lawson (age 66; director since 1988)

Mr. Lawson is the Chairman of the Board of
Directors of Newcor. He is a director of
Fuel Cell Energy, Inc. and a director of
Evercel, Inc. Mr. Lawson serves on the
Board's Executive Committee and its Finance
Committee. He also is entitled to attend
all meetings of all other Board committees,
by virtue of his position as Chairman, but
he has no right to vote on any matter
coming before any of those other
committees..................................     145,659         2.95%

                       Non-Director Executive Officers
                       -------------------------------
                                               Shares Owned   Percentage
                                               ------------   ----------
James J. Connor (age 48)

Mr. Connor has been Newcor's Vice President
Finance, Treasurer, and Chief Financial
Officer since April 1999. From 1997 to
1999, he was CFO of Rockwell Medical
Technologies, Inc., a manufacturer and
distributor of dialysis solutions and
chemical powders for the renal dialysis
markets. He was Principal of Connor &
Connor, a management consulting firm, from
1995 to 1997. By virtue of his current
positions with Newcor, Mr. Connor is
entitled to attend all meetings of the
Board's Finance Committee. However, he has
no right to vote upon any matter coming
before that committee.......................       5,212          .11%

Thomas D. Parker (age 53)

Mr. Parker is Newcor's Vice President Human
Resources and since June 1994 also its
Secretary. .................................      13,894          .28%

Robert E. Dallaire (age 50)

Mr. Dallaire has been Vice President and
General Manager of the Deco Group since
June 1998. This has been an executive
officer position since February 1999.
Previously he was Manager of Materials for
the Deco companies..........................      12,331          .25%

Shaun W. Hill (age 38)

Mr. Hill is Newcor's Group Vice President
of Newcor Rubber and Plastic since February
2000 and from January 1996 to February 2000
was Director Corporate Quality. He was
Quality Management Director of Solvay
Automotive, Inc., an automotive supplier,
from June 1994 to January 1996..............       6,921          .14%

All directors and current executive
officers as a group (12 persons)............     834,967        16.79%

      The shares reported in the table above include shares that may be acquired under stock options currently or within 60 days exercisable, as follows: Jack Lousma, 2,587; Richard Smith, 2,587; Shirley Gofrank, 2,587; Keith Hale, 12,500; John Weinhardt, 250; Jerry Campbell, 2,587; William Lawson, 20,955; Thomas Parker, 10,324; Robert Dallaire, 3,000; Shaun Hill, 3,537; all directors and current executive officers as a group, 60,914. For purposes of calculating the group percentage, all optioned shares are treated as outstanding. For purposes of calculating individual percentages, only the shares optioned to the named individual are treated as outstanding.

                                      4


      The shares reported also include shares held in accounts under the Newcor Savings Plan (a 401(k) plan), as follows: Keith Hale, 2,932; John Weinhardt, 7,389; James Connor, 412; Thomas Parker, 1,680; Shaun Hill, 1,284. These individuals have sole dispositive power but no voting power over those shares. In addition, the shares reported for Shirley Gofrank also include the 235,046 shares held as co-trustee of the trust discussed above under "Principal Shareholders."

      Except as noted above, each person named in the table has the sole power to vote and dispose of all shares shown for him or her.

      The reported shares do not include shares held by a person's spouse over which the person has no voting or dispositive power, as follows: Richard Smith, 395 shares; Shirley Gofrank, 381 shares.

Changes in Executives since Year End

      Since the close of the fiscal year ended December 31, 1999 ("fiscal 1999"), there has been a change in Newcor's executive officers. William J. Faris, formerly Group Vice President Newcor Rubber and Plastic Group, left Newcor in mid-February 2000. Newcor understands from this former executive that as of the record date for the upcoming annual meeting, Mr. Faris held 2,210 shares in the Newcor Savings Plan.

Board Committees and Meetings

      The Executive Committee of the Board acts on behalf of the Board between board meetings. The Audit Committee assists the Board in fulfilling its fiduciary responsibility relating to corporate accounting and reporting practices and maintains a direct and separate line of communication between the Board and Newcor's independent auditors. The functions of the Compensation/Stock Option Committee include reviewing current compensation practices, making recommendations to the Board for compensation of directors and officers, making recommendations in relation to Newcor's 401(k) plans, and administering its stock-based plans. (For more information concerning this committee, see "Compensation Committee Report" below). The Finance Committee's responsibilities include recommending dividend action to the Board after consultation with management and providing the Board with such advice and recommendations as it may from time to time request concerning borrowings, issuance of securities, investment of cash balances, and other investments. The Finance Committee also recommends persons to the Board for nomination as directors. The Finance Committee does not solicit director nominations from shareholders.

      During fiscal 1999, the Board of Directors held four regularly scheduled meetings, the Board also held four Special Board meetings, the Executive Committee held five meetings, the Audit Committee met three times, the Finance Committee held two meetings and the Compensation/Stock Option Committee met once. Each director attended at least 80% of all meetings of the Board of Directors and of the committees on which he or she served.

Section 16(a) Beneficial Ownership Reporting Compliance

      Newcor directors and executive officers and certain beneficial owners of more than 10% of its common stock are required by Section 16(a) of the Securities Exchange Act of 1934 to file initial reports of ownership and reports of changes in ownership of Newcor equity securities with the SEC. They also are required by Section 16(a) to provide Newcor with copies of whatever reports they may file. Newcor has reviewed all copies of Section 16(a) reports it has received from persons known to Newcor to be (or during fiscal 1999 to have been) subject to these reporting requirements and also has received and reviewed written representations from some of them to the effect that other reports were not required. Based solely on that review, Newcor believes that all required reports for fiscal 1999 were filed timely with the exception of a Form 3 that was late for Mr. Connor in registering his initial report of ownership as an executive officer.

                            EXECUTIVE COMPENSATION

Summary Compensation Information

      The table that follows provides summary information, for fiscal 1999, a two month "transition period" caused by the change of the fiscal year consisting of November and December 1998, and each of the preceding two fiscal years in which they were Newcor executive officers, concerning the compensation of Keith Hale, the

                                      5


Company's current CEO, and of each other current or former Newcor executive officer who served as such during fiscal 1999 and whose salary and bonus for the year exceeded $100,000. When the position shown for an executive in the table is identified there as a "former" position, this means he held the position for some or all of fiscal 1999 but no longer holds it. Additional information about items in the table is provided after the table.


                          Summary Compensation Table

                                                Annual Compensation        Long-Term Compensation
                                            ----------------------------   -----------------------
                                                                                   Awards
                                                                           -----------------------
                                                                  Other                Securities
                                                                 Annual    Restricted  Underlying
Name and                            Fiscal                       Compen-     Stock        Stock        All Other
Principal Position  .......          Year     Salary     Bonus   sation      Awards      Options     Compensation
---------------------------         ------    ------     -----   -------   ----------  -----------   ------------
K. F. Hale  ...............          1999   $275,000       -0-     -0-         -0-        0 shares   $       3,850
President & CEO               11/98-12/98   $ 45,833       -0-     -0-         -0-   50,000 shares             -0-
                                     1998   $ 49,138   $15,000     -0-     $93,750        0 shares             -0-

J. J. Connor  .............          1999   $118,120       -0-     -0-         -0-        0 shares   $       1,108
VP Finance, Treasurer & CFO

T. D. Parker  .............          1999   $107,000       -0-     -0-         -0-        0 shares   $       2,972
VP Human Resources & Sec.     11/98-12/98   $ 17,833       -0-     -0-         -0-        0 shares             -0-
                                     1998   $107,000       -0-     -0-         -0-    8,000 shares   $       3,411
                                     1997   $100,000   $35,742     -0-     $10,888    2,730 shares   $       1,920

R.E. Dallaire  ............          1999   $140,400   $91,207     -0-     $22,518        0 shares             -0-
VP & GM of the                11/98-12/98   $ 23,400       -0-     -0-         -0-   10,000 shares             -0-
Deco Group

W.J. Faris  ...............          1999   $128,750       -0-     -0-         -0-        0 shares   $       3,748
Former Grp. VP of Newcor      11/98-12/98   $ 21,458       -0-     -0-         -0-   10,000 shares   $         622
Rubber and Plastic Group

      Salary and Bonus. The "Salary" and "Bonus" columns in the table above include, where applicable, amounts deferred into the Newcor Savings Plan at a named executive's election.

      Other Annual Compensation. For each named executive in each fiscal year, the incremental cost to Newcor of providing perquisites or other non-cash benefits to him did not exceed 10% of the executive's aggregate salary and bonus for the year. Consequently, as permitted by SEC rules, no information concerning perquisites or other non-cash benefits is provided in the "Other Annual Compensation" column of the table.

      Restricted Stock Awards. The dollar amounts reported in the column for 1997 and 1998 relate to awards of transfer-restricted and forfeitable shares of Newcor common stock made to named executives in those fiscal years under the Discretionary Program of the Employee Incentive Stock Plan. (Additional information concerning the Employee Incentive Stock Plan is provided below under " -- Shares Underlying Options" and in the Compensation Committee Report.) In each case, dollars reported have been calculated by multiplying the number of shares received under the plan by the NASDAQ National Market closing price for an unrestricted share of Newcor common stock on the pertinent award date. The dollar amounts reported in the column for 1999 relate to awards of transfer-restricted shares of Newcor common stock made to executives as part of awards made under the Management Incentive Plan for 1999 performance. Under this program 30% of a performance bonus earned for a given year is paid in the form of one-year transfer restricted stock. Dollars reported for 1999 have been calculated by multiplying the number of shares received under the plan by the American Stock Exchange closing price for an unrestricted share of Newcor common stock on the pertinent award date.

      The transfer restrictions imposed on shares awarded under the Voluntary Program lapse on the first anniversary of the award date. Subject to earlier vesting upon death, disability, or as otherwise provided in the plan, the transfer restrictions and risk of forfeiture imposed on shares awarded under the Discretionary Program lapse on the third anniversary of the award date. Holders of shares received under either program possess all of the normal rights of a holder of common stock with respect to those shares, including voting and dividend rights.

                                      6


      The restricted shares reported in the table for Mr. Hale were forfeited when he left Newcor's employ in July 1998. As of the last business day of fiscal 1999, the other named executives, respectively, held the following aggregate numbers of shares received under the Employee Incentive Stock Plan that were then still subject to transfer restrictions: Mr. Parker, 1,890 (1,365 forfeitable); Mr. Dallaire, 7,506 (0 forfeitable).

      Shares Underlying Stock Options. The shares reported in the "Shares Underlying Options" column of the table all relate to shares of Newcor common stock underlying options granted to named executives under the Discretionary Program of the Employee Incentive Stock Plan.

      Under the terms of this plan, option grants generally become exercisable in 25% increments on each of the first through fourth anniversaries of the date they were granted, and options that are not exercisable when a grantee leaves employment are forfeited. All options reported in the table for Mr. Faris were forfeited within 30 days of employment termination in accordance with the plan.

Agreements with Executives Named
   in the Summary Compensation Table

      Hale Agreements. In connection with his engagement as Newcor's President and CEO, Keith Hale and Newcor have entered into an employment agreement. Under this agreement, Mr. Hale is entitled to salary at the rate of $275,000 per year (subject to annual review by the Board), to use of an automobile provided at Newcor's expense (except for a $50 per month personal use charge), to term insurance on his life with a death benefit of at least $800,000 (subject to his insurability), to participate in employee benefit plans on the terms generally applicable to executive officers, and to eligibility for an incentive bonus (if earned) of up to 100% of his salary, based on performance criteria developed by the Compensation/Stock Option Committee. The agreement also contemplated that he would be granted a nonqualified stock option on 50,000 shares of Newcor common stock under the 1996 Employee Incentive Stock Plan, which occurred on November 4, 1998, and contemplated that if the average market price for the stock for the last five business days of 1999 was at least $6.00 per share, he would have received another grant covering 50,000 additional shares. The share price was not at the threshold level on December 31, 1999, therefore, Mr. Hale did not receive the additional 50,000 shares.

      Under the agreement, both Newcor and Mr. Hale have the right unilaterally to terminate his employment upon 30 days' prior written notice to the other party, and his employment would terminate immediately if he becomes permanently disabled or dies. If Newcor terminates Mr. Hale's employment not for Cause (as defined in the agreement), he would be entitled to continuation of his salary and life insurance for one year after his termination, to outplacement services and continued use of his automobile for as long as one year, continued medical plan benefits for up to 24 months, to any bonus earned through his termination date, and to one year's continued participation in other employee benefit plans. If his employment terminates due to permanent disability, he would be entitled to substantially similar benefits, reduced by any payments made under Newcor's long-term disability policy. If his employment ends for any other reason, Newcor's obligations to him under the agreement would extend only to his termination date.

      This agreement prohibits Mr. Hale from making any attempt to induce or encourage any employee of Newcor or an affiliate to leave for employment with a competitor of Newcor until two years after his employment terminates, and it imposes confidentiality obligations on him for the same time period. It also provides that any intellectual property developed or invented by him during his employment will be Newcor's sole and exclusive property. In addition, Mr. Hale has promised in the agreement that if his employment terminates and he then is still a Newcor director he will resign from the Board if it so requests.

      The compensation that is reported for Mr. Hale in the Summary Compensation Table for fiscal 1998 was paid to him under a prior agreement he had with Newcor for his services as Vice President and General Manager of the Deco Group. That agreement called for salary at the rate of $160,000 per year, a $15,000 "signing bonus" provided he remained in Newcor's employ for at least 30 days, participation in Newcor's cash incentive bonus plan, and a grant of 10,000 restricted shares. The restricted shares were forfeited upon his separation from employment in July 1998.

                                      7


      Parker "Change in Control" Agreement. Thomas Parker has an agreement with Newcor providing for payments to him in some cases if he or Newcor terminates his employment within eighteen months after a "change in control" (as defined in the agreement). Under the agreement, the maximum cash amount that would be payable if his employment terminated after a change in control is 1.5 times the sum of his annual base salary in effect on the termination date (or, if higher, immediately preceding the change in control) plus his average annual bonus for the three full fiscal years immediately preceding the termination date or change in control. The agreement also provides for continuance of health, life, and similar insurance coverage for specified time periods following employment termination after a change in control and, under some circumstances, for outplacement services.

      In addition, the agreement provides that upon the occurrence of a change in control all of Mr. Parker's then outstanding but unexercisable options to acquire Newcor common stock will become immediately exercisable in full, and that each option held by him would continue to be exercisable for six months following any termination of his employment within eighteen months after a change in control or such shorter period as the option would have been exercisable if his employment had not terminated.

Options Granted During Fiscal 1999

      During fiscal 1999, there were no new grants of options to purchase Newcor common stock to the executive officers named in the Summary Compensation Table.

Option Exercises and Year-End Holdings

      During fiscal 1999, none of the executives named in the Summary Compensation Table exercised any stock options granted by Newcor. The table below reports on their holdings of such options at the end of fiscal 1999. Additional information about items in the table is provided after the table.

                                Number of Unexercised       Value of Unexercised
                                     Options at             in-the-Money Options
                                 Fiscal Year-End (#)       at Fiscal Year-End ($)
           Name               Exercisable/Unexercisable   Exercisable/Unexercisable
           ----               -------------------------   -------------------------
K. F. Hale  ...............         12,500/37,500                  -0-/-0-
J. J. Connor  .............            -0-/-0-                     -0-/-0-
T. D. Parker  .............          7,642/7,628                   -0-/-0-
R.E. Dallaire  ............          3,000/9,000                   -0-/-0-
W.J. Faris  ...............         5,000/15,000                   -0-/-0-

      The Reported Options. All options reported in the table for Mr. Faris were forfeited in early 2000 due to employment termination.

      Determining Value. For purposes of the "value" columns of the table, value is determined by subtracting the aggregate exercise price for the optioned shares from the product of that number of shares and the American Stock Exchange closing price for Newcor common stock as of the last business day of fiscal 1999.

Newcor, Inc. Retirement Plan

      This plan provides vested participants a monthly retirement benefit equal to years of credited service times 1.1% of the participant's average monthly salary and bonus for the highest consecutive 60-month period preceding retirement or other employment termination, subject to a limit imposed under the Internal Revenue Code upon the maximum annual compensation amount that may be taken into account for purposes of calculating benefits and to another Code limit upon the maximum annual pension amount that may be paid. Currently, the maximum annual compensation amount limit under the Code is $160,000, subject to future adjustment in $10,000 increments as and when justified by increases in the cost-of-living, and the Code limit on the maximum annual pension amount that may be paid is $130,000 per year, also subject to adjustment for future cost-of-living increases.

                                      8


      The plan covers all corporate office salaried employees of Newcor. Participants are vested after five years of employment. The estimated credited years of service for the other executives named in the Summary Compensation Table are, respectively, as follows: Mr. Hale, one year; Mr. Connor, one year; Mr. Parker, sixteen years. Neither Mr. Faris nor Mr. Dallaire is eligible to participate in this plan. Mr. Dallaire does participate in a separate defined benefit plan covering salaried employees of the Deco Group.

      The table that follows shows the estimated annual benefits (which are not subject to deduction for Social Security benefits or other amounts) payable under the plan upon retirement at age 63 to persons in the compensation and years of service classifications indicated, with benefits computed on the basis of straight life annuities and without taking into account the Internal Revenue Code compensation limits discussed above. Please note that due to the current Code limits the benefits payable under the plan for average annual compensation above $160,000 would be the same as in the $160,000 row of the table, rather than as presented in the table, except to the extent that a higher benefit amount may be required in order to preserve the benefit accrued for a given participant at December 31, 1993, and except to the extent that higher benefits become permissible in the future due to cost-of-living adjustments.

                                         Retirement Plan Table
                                         ---------------------
                                           Years of Service
   Average     -------------------------------------------------------------------------
   Annual
Compensation      10        15        20         25         30         35         40
------------      --        --        --         --         --         --         --
  $100,000     $11,000   $16,500   $ 22,000   $ 27,500   $ 33,000   $ 38,500   $ 44,000
  $125,000     $13,750   $20,625   $ 27,500   $ 34,375   $ 41,250   $ 48,125   $ 55,000
  $150,000     $16,500   $24,750   $ 33,000   $ 41,250   $ 49,500   $ 57,750   $ 66,000
  $160,000     $17,600   $26,400   $ 35,200   $ 44,000   $ 52,800   $ 61,600   $ 70,400
  $175,000     $19,250   $28,875   $ 38,500   $ 48,125   $ 57,750   $ 67,375   $ 77,000
  $200,000     $22,000   $33,000   $ 44,000   $ 55,000   $ 66,000   $ 77,000   $ 88,000
  $225,000     $24,750   $37,125   $ 49,500   $ 61,875   $ 74,250   $ 86,625   $ 99,000
  $250,000     $27,500   $41,250   $ 55,000   $ 68,750   $ 82,500   $ 96,250   $110,000
  $300,000     $33,000   $49,500   $ 66,000   $ 82,500   $ 99,000   $115,500   $132,000
  $350,000     $38,500   $57,750   $ 77,000   $ 96,250   $115,500   $134,750   $154,000
  $400,000     $44,000   $66,000   $ 88,000   $110,000   $132,000   $154,000   $176,000
  $450,000     $49,500   $74,250   $ 99,000   $123,750   $148,500   $173,250   $198,000
  $500,000     $55,000   $82,500   $110,000   $137,500   $165,000   $192,500   $220,000

                        Compensation Committee Report

      Introduction. We are the members of the Compensation/Stock Option Committee of Newcor's Board of Directors, a standing committee of the Board since 1978. Among its other duties, our Committee is charged with the responsibilities, subject to full Board approval, of establishing, periodically reevaluating and (as appropriate) adjusting, and administering Newcor policies concerning the compensation of management personnel, including the CEO and all other executive officers. In discharging those duties, we are responsible for annually determining and recommending to the full Board the annual salary for each executive officer and for establishing the criteria under which cash incentive bonuses may be paid to executives. We also are responsible for administering Newcor's stock option and similar plans for employees, including the 1996 Employee Incentive Stock Plan.

      For many years, including fiscal 1999, a basic tenet of our compensation policy has been that a substantial portion of the annual compensation of executive officers, as well as other higher-level personnel, should be directly linked to operating performance for the year. This policy is implemented through a management incentive cash bonus plan.

      Newcor's stock-related plans enable us to further another basic tenet of our compensation philosophy concerning executive officers and other management personnel: that a significant component of potential compensation for such key employees should be tied to the value of Newcor's common stock, in order to closely align the interests of those employees with those of the shareholders and to provide an incentive for increasing stock value over the long term.

                                      9


      Overall, during fiscal 1999 as in prior years, our executive officer compensation policies have been aimed at providing executive officers with compensation opportunities competitive with those provided executives with comparable experience and responsibilities at other companies operating in Newcor's business segments, while at the same time tying a substantial portion of potential compensation to the achievement of performance goals and to the increase in common stock values.

      Salaries. When an individual joins Newcor at the executive officer level, starting salary normally is negotiated with the new executive by Newcor's CEO (or its Chairman, if the new executive will be the CEO).

      For other executive officers, our Committee annually formulates recommendations for salary adjustments based on the recommendations of management (except for CEO salary), market value changes as evaluated by outside consultants, any changes in the scope of the services rendered by the executive officers, adjustments in the cost-of-living index, and our individual judgments developed through our contacts in the industry. We also give consideration during our salary deliberations to the extent of Newcor's success in meeting earnings per share goals and the performance of the common stock during the preceding fiscal year.

      For fiscal 1999, after reviewing these factors for Mr. Hale, we recommended a 0% increase in his salary. After reviewing these factors for the other persons then serving as executive officers (Messrs. Connor, Parker, Dallaire, and Faris), we recommended fiscal 1999 salary increases ranging from 0% to 10%.

      Cash Bonuses. All fiscal 1999 executive officers were eligible to participate in Newcor's management incentive cash bonus plan for that year. Under the plan, before the start of the year we set target and minimum thresholds for fiscal 1999 profit before tax ("PBT"), both for Newcor and its subsidiaries as a whole, and for individual operating groups or divisions. In addition, we established individualized fiscal 1999 performance criteria for Mr. Hale and approved individualized criteria established by him for each of the other fiscal 1999 executive officers. Mr. Hale's individual goals related to returning the company to profitability and the establishment and implementation of management control systems within the units. Goals for other executive officers related to achieving unit financial plans and expanding continuous improvement programs, as appropriate for their positions.

      For Mr. Hale and each of the other fiscal 1999 executive officers, the maximum cash bonus he could receive under the plan for the year depended on the extent to which the pre-established threshold PBT "performance points" were met or exceeded and, to a lesser extent, on our assessment of his performance for the year in light of the individualized criteria previously established for him. Regardless of the strength of an executive's individual performance, no bonus was permissible unless a threshold PBT applicable to the executive was achieved.

      After fiscal year end, applying the factors described above, we did not award any cash bonus under the plan to Mr. Hale. The only executive officer eligible to receive a cash bonus was Mr. Dallaire who was awarded a bonus on the performance of the Deco Group.

      Options and Stock Awards. The Employee Incentive Stock Plan establishes a Discretionary Program under which our Committee has discretionary authority to grant incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, and performance shares to key employees we judge likely to contribute materially to Newcor's future success. During deliberations for 1999, we considered the eligibility requirements of the plan, the number of shares available for awards under the plan, the extent of discretionary option grants previously made to these executives under Newcor plans, and performance of the Company. After considering these factors, we granted no options to Mr. Hale or other executive officers during fiscal year 1999.

      The Employee Incentive Stock Plan also establishes a Voluntary Program under which, if afforded the opportunity to do so by our Committee and subject to limits on available shares imposed by the plan or which we may impose, an eligible employee awarded a cash bonus under the cash incentive bonus plan may elect to forego or return to Newcor some or all of any such bonus and instead receive transfer-restricted but nonforfeitable shares of Newcor common stock having a fair market value equal to the cash amount given up plus a nonqualified stock option covering two additional shares for each restricted share received. Based upon the performance of the Company in fiscal 1999 and the limited number of cash bonus awards, the committee did not make the Voluntary Program available for fiscal 1999 bonuses.

                                     10


      Code Section 162(m). Subject to various exceptions (including exceptions relating to stock options and for "performance-based" compensation if certain conditions are met), Section 162(m) of the Internal Revenue Code prohibits the deduction by a publicly-held corporation of compensation in excess of $1 million paid in any year beginning with 1994 to any executive named in the company's Summary Compensation Table for the year. For fiscal 1999, the compensation paid to each of Newcor's executive officers was below $1 million. As members of the Compensation/Stock Option Committee, we will continue to monitor Newcor's compensation policies relating to Section 162(m) during the current fiscal year to ensure compliance.

                  Compensation/Stock Option Committee Members:

                          Richard A. Smith, Chairman
                              Jerry D. Campbell
                                James D. Cirar
                                Jack R. Lousma

Compensation Committee Interlocks and Insider Participation

      Messrs. Campbell, Lousma, and Tech, who retired December 31, 1999, comprised the committee throughout fiscal 1999. Mr. Smith was appointed to replace Mr. Tech as chairman of the committee on January 1, 2000. Mr. Smith had been an officer and employee of Newcor prior to his retirement from Newcor in March 1995. No other member of the committee has been an officer or employee of Newcor or any affiliate.

      As previously noted, William Lawson is entitled to attend all meetings of this committee by virtue of his position as Chairman of the Board, but he is not and never has been a voting member of the committee. Mr. Lawson is an executive officer and until March 1, 1995 also was an employee of Newcor. Although he is an executive officer, his only compensation from Newcor is as a director.

Performance Graph

      The graph below charts the yearly percentage change in cumulative total shareholder return on an investment in Newcor common stock against the Standard & Poor's 500 Index and against a weighted average of the Dow Jones Automobile Parts Industry Group Index and the Dow Jones Factory Equipment Industry Group Index, in each case, assuming an investment of $100 on October 31, 1994, and cumulation and reinvestment of all dividends paid from that date through December 31, 1999.

                Comparison of Five Year Cumulative Total Return

                   Newcor, Inc. Common Stock, S&P 500 Index,
                  and Weighted Average of Dow Jones Automobile
                         Parts Industry Group Index and
               Dow Jones Factory Equipment Industry Group Index*

                            [ PROXY CHART OMITTED ]

                              10/31/94   10/31/95   10/31/96   10/31/97   10/31/98   12/31/98   12/31/99
                              --------   --------   --------   --------   --------   --------   --------
Newcor, Inc.  .............   $100.00    $115.37    $123.52    $136.00    $ 58.91    $ 58.91    $ 37.06
S&P 500 Total Return  .....   $100.00    $126.44    $156.91    $207.30    $252.88    $284.29    $344.64
Weighted Average  .........   $100.00    $108.18    $116.77    $155.88    $145.44    $150.43    $114.39

* Weighted Average is calculated each year based on the percentage of Newcor's sales for that year by its Precision Machine Products and Rubber and Plastic segments (Automobile Parts) and its Special Machines segment (Factory Equipment).

                                     11


Directors' Compensation

      Newcor pays a quarterly retainer of $7,125 to its Chairman, and non-employee directors other than the Chairman are paid quarterly retainers of $3,800, in each case reduced by the cost of any medical/dental benefits provided to the director by Newcor. Non-employee directors also receive a fee of $750 for each Board meeting attended and a fee of $700 for each committee meeting attended. Committee chairmen are paid an annual fee as follows:
Executive Committee (Mr. Lawson), none; Finance Committee (Mr. Campbell), $850; Compensation/Stock Option Committee (Mr. Smith), $1,000; Audit Committee (Mr. Lousma), $700. Directors may elect to defer all or a portion of their fees, without interest, for payment in the future and are also reimbursed for travel and other expenses relating to their attendance at board and committee meetings.

      In addition, under Newcor's 1996 Non-Employee Directors Stock Option Plan (and subject to the share limits set forth in the plan), at the adjournment of each organizational meeting of the Board following an annual meeting, each person then serving as a non-employee director automatically is granted a nonqualified stock option covering 1,000 shares of Newcor common stock at a per share exercise price equal to a share's grant date Fair Market Value (as defined in the plan). Each option grant has a maximum term of 10 years, is exercisable only for cash, and normally becomes exercisable in 25% increments on the first through fourth anniversaries of grant. However, a change in control (as defined in the plan) automatically would accelerate exercisability of all options then outstanding. Options exercisable at the time a grantee leaves the Board would continue to be exercisable for one year or, if earlier, until the tenth anniversary of grant. Options not exercisable at that time would expire.

      Newcor also maintains a plan that provides retirement benefits to a non-employee director who serves on the Board for at least 10 years and who then retires from Board service on or after age 65 or dies while still actively serving as a director. Currently, the plan contemplates quarterly payments equal to 70% of the maximum quarterly retainer paid to active directors.

                                OTHER MATTERS

Independent Public Accountants

      The Board has reappointed PricewaterhouseCoopers, LLP, Newcor's auditors for fiscal 1999, to continue as its auditors for the current year. A representative of PricewaterhouseCoopers, LLP, will be available at the annual meeting to respond to appropriate questions by shareholders and may make a statement if he or she desires to do so.

Proposals for the Next Annual Meeting

      Shareholder proposal, intended to be included in Newcor's proxy materials for its 2001 annual meeting of shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by Newcor no later than November 29, 2000. Even if a proposal is received before that date, Newcor will have the right to omit the proposal from its proxy materials if the proposal does not otherwise satisfy the requirements for inclusion of SEC Rule 14a-8.

      Any shareholder proposal for the year 2001 annual meeting that is submitted outside the processes of Rule 14a-8 will be considered "untimely" for purposes of SEC Rule 14a-4(c)(1) if it is not received by Newcor on or before February 12, 2001. Management proxies for the year 2001 annual meeting may confer discretionary authority to vote on any such untimely proposal without express direction from shareholders giving the proxies.

      Any proposal of either type should be sent to Newcor's principal offices in Bloomfield Hills, Michigan, addressed to the attention of the Secretary.

Miscellaneous

      The annual report that accompanies this Proxy Statement includes the financial statements of Newcor and its subsidiaries for fiscal 1999.

                                     12


      A complete list of the shareholders of record entitled to vote at the 2000 annual meeting will be open and available for examination by any shareholder, for any purpose germane to the meeting, between 9:00 a.m. and 5:00 p.m. at Newcor's principal offices at 1825 S. Woodward, Suite 240, Bloomfield Hills, Michigan, for ten days prior to the meeting, and the list also will be available at the meeting.

      It is important that proxy cards be returned promptly. Therefore, even if you currently plan to attend the meeting in person, we hope you will sign the enclosed proxy card and return it as soon as possible to Newcor, Inc., c/o ChaseMellon Shareholder Services, Midtown Station, Post Office Box 957, New York, New York 10138-0751. If you do make it to the meeting, you always can revoke your proxy before it is voted and vote in person if you prefer.

                                                 Thomas D. Parker, Secretary
                                                 /s/ Thomas D. Parker

March 29, 2000

                                     13


PROXY

                                NEWCOR, INC.
               Annual Meeting of Shareholders of Newcor, Inc.

         This Proxy is Solicited on Behalf of the Board of Directors

    The undersigned hereby appoints WILLIAM A. LAWSON and KEITH F. HALE as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Newcor, Inc. which the undersigned has power to vote, at the Annual Meeting of Shareholders to be held May 3, 2000 and any adjournment thereof (the "Annual Meeting").



                 (continued, and to be signed on other side)



                             FOLD AND DETACH HERE


This Proxy when properly executed will be voted in the manner directed. If no direction is made, this Proxy will be voted FOR the election as Directors of the nominees listed below, and in the discretion of the Proxies upon such other business as may properly come before the Annual Meeting.



Please mark your votes as indicated in this example /X/


1. Election of Directors Duly Nominated:  J.D. Cirar, J.R. Lousma, R.A. Smith

     FOR all                     WITHHELD
     nominees listed             AUTHORITY
     above except as             to vote for all
     marked to the               nominees
     contrary.                   listed above.


     /    /                      /    /


(Instructions: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

-----------------------------------------------------------------------------

2. In the discretion of the Proxies upon such other business as may properly come before the annual meeting.



The undersigned acknowledges receipt of the Notice and Proxy Statement dated March 29, 2000 and hereby revokes all Proxies heretofore given to vote at said meeting and any adjournments.

Please mark, sign, date and return Proxy Card promptly using the enclosed envelope.


Signature_______________________Signature if held jointly_____________________

Date_________________________

NOTE: Please sign exactly as name appears hereon. Executors, administrators, trustee, etc. should give full title as such. If the shareholder is a corporation, please give full corporation name and signature of a duly authorized officer.